January 26, 1994



Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about January 28, 1994, of the references to our firm and to our opinions delivered to Enron Oil & Gas Company (the Company) relating to our comparison of estimates of proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company as expressed in our letter reports dated January 31, 1991, January 23, 1992, January 20, 1993, for estimates as of January 1, 1991, January 1, 1992, and January 1, 1993, respectively, which are included in the section "Supplemental Information to Consolidated Financial Statements -- Oil & Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of our letter report, dated January 20, 1993, addressed to the Company, which is included as Exhibit 24.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992; provided, however, we are in the final stages of preparing estimates of proved reserves of certain selected properties owned by the Company, as of January 1, 1994.
We also consent to the reference to us in the section "Experts" in the Prospectus that is a part of the Registration Statement.


                              Very truly yours,



                              DeGOLYER and MacNAUGHTON